Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors
Kansas City Southern:

We consent to the incorporation by reference in the registration statement (No. 333-91478) on Form S-8 of Kansas City Southern of our report dated May 15, 2004, with respect to the statements of net assets available for benefits of the Kansas City Southern Railway Company Union 401(k) Plan as of December 31, 2003 and 2002 and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule, which report appears in the Kansas City Southern 2003 annual report on Form 11-K.

/s/ KPMG LLP


Kansas City, Missouri
June 28, 2004